EXHIBIT 3.1

ACADIA REALTY TRUST
ARTICLES OF AMENDMENT
SIXTH AMENDMENT TO DECLARATION OF TRUST
Dated: July 24, 2017
Acadia Realty Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Declaration of Trust (the “Declaration of Trust”) of the Trust is hereby amended by deleting therefrom in its entirety Section 6.1 of Article VI and inserting in lieu thereof a new Section 6.1 to read as follows:

“SECTION 6.1 Shares. The beneficial interest in the Trust shall be divided into Shares. The total number of Shares which the Trust has authority to issue is 200,000,000, $.001 par value per share, and shall consist of common Shares and such other types or classes of Securities of the Trust as the Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Trust. Shares may be issued for such consideration as the Trustees determine or, if issued as a result of a Share dividend of Share split, without any consideration, in which case all Shares so issued shall be fully paid and nonassessable.”

SECOND: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to the foregoing amendment of the Declaration of Trust was 100,000,000 shares of beneficial interest, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value was $100,000.

THIRD: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment of the Declaration of Trust is 200,000,000 shares of beneficial interest, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $200,000.

FOURTH: The foregoing amendment of the Declaration of Trust has been duly advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law, except that a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law was approved by the Board of Trustees of the Trust.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 24th day of July, 2017.

ATTEST:                ACADIA REALTY TRUST

/s/ Jason Blacksberg            By: /s/ Kenneth F. Bernstein
Jason Blacksberg            Kenneth F. Bernstein
Secretary                President and Chief Executive Officer